CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 2-47015 on Form N-1A of our report dated December 22, 2025, relating to the financial statements and financial highlights of BlackRock Select Treasury Based Liquidity Fund, Fed Fund, TempCash, T-Fund, Treasury Trust Fund and MuniCash of BlackRock Liquidity Funds (the “Funds”), appearing in Form N-CSR of the Funds for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 20, 2026